Exhibit 4.2

Execution Copy

DYAX CORP.

SECURITIES SALE AGREEMENT

This Securities Sale Agreement (this “Agreement”) is made and entered into as of February 20, 2007, by and between Dyax Corp., a Delaware corporation (the “Company”), and Genzyme Corporation, a Massachusetts corporation (the “Purchaser”).

RECITALS

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to acquire from the Company, 4,400,000 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), on the terms and conditions set forth in this Agreement;

WHEREAS, the Company and the Purchaser, concurrently herewith, are executing and delivering a termination agreement (the “Termination Agreement”) with respect to their Amended and Restated Collaboration Agreement, dated May 31, 2002, as amended;

WHEREAS, the Termination Agreement contemplates the purchase by the Purchaser of the Shares from the Company;

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon an exemption from securities registration under the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             AGREEMENT TO PURCHASE AND SELL STOCK.

(a)           Authorization.  The Company’s Board of Directors has authorized the issuance and sale of the Shares (the “Purchased Securities”), pursuant to the terms and conditions of this Agreement.

(b)           Agreement to Purchase and Sell Securities.  Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase, and the Company agrees to sell and issue to the Purchaser, the Shares.  The purchase price for the Shares shall be the assignment by the Purchaser to the Company of all the Purchaser’s interest in Dyax-Genzyme LLC.

2.             CLOSING.  The purchase and sale of the Purchased Securities shall take place at the offices of the Purchaser, Genzyme Center, 500 Kendall Street, Cambridge, Massachusetts 02142, at 10:00 a.m. Boston time, on February 23, 2007, or at such other time and place as the Company and the Purchaser mutually agree upon (which time and place are referred to in this Agreement as the “Closing”).  At the Closing, the Company shall, against delivery by the

Purchaser of an instrument assigning the Purchaser’s interest in Dyax-Genzyme LLC, provide (a) an irrevocable instruction to its transfer agent to issue to the Purchaser one or more stock certificates (the “Certificates”) registered in the name of the Purchaser (or in such nominee name(s) as designated by the Purchaser), representing the Shares, and (b) an opinion from Company counsel, addressed to the Purchaser and dated as of the date of the Closing, in form and substance reasonably acceptable to the Purchaser.  Closing documents may be delivered by facsimile with original signature pages sent by overnight courier.  The date of the Closing is referred to herein as the Closing Date.

3.             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  Except as set forth in the SEC Documents (as defined below), the Company hereby represents and warrants to the Purchaser that:

(a)           Organization Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to (i) carry on its business as presently conducted and (ii) enter into this Agreement and the other agreements, instruments and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby.  The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.  As used in this Agreement, “Material Adverse Effect” means a material adverse effect on, or a material adverse change in, or a group of such effects on or changes in, the business, operations, financial condition, results of operations, assets or liabilities of the Company, taken as a whole.

(b)           Capitalization.  The capitalization of the Company, prior to the issuance of the Purchased Securities, is as follows:

(i)            The authorized capital stock of the Company consists of 125,000,000 shares of Common Stock, par value $0.01 per share, and 1,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

(ii)           At December 31, 2006, the issued and outstanding capital stock of the Company consisted of (A) 43,710,001 shares of Common Stock and (B) no shares of Preferred Stock.  No shares of capital stock have been issued by the Company since December 31, 2006 to the date hereof except for additional shares of Common Stock issued upon exercise of stock options that were outstanding on December 31, 2006.  The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of or are not otherwise subject to any preemptive or other similar rights.

(iii)          At December 31, 2006, the Company had (1) 3,759,715 shares of Common Stock reserved for issuance upon exercise of outstanding options, (2) no shares of Common Stock reserved for issuance upon exercise of outstanding warrants, and (3) 63,830 shares of Common Stock reserved for issuance under the Company’s 1998 Employee Stock Purchase Plan; and, except for stock options granted to employees and consultants who are not executive officers and who have been hired or promoted, the Company has not granted any additional stock options or issued any warrants to purchase Common Stock since December 31, 2006.

With the exception of the foregoing, including the exception to subsection (iii) above, there are no outstanding subscriptions, options, warrants, convertible or exchangeable securities or other rights granted to or by the Company to purchase shares of Common Stock or other securities of the Company, and there are no commitments, plans or arrangements to issue any shares of Common Stock or any security convertible into or exchangeable for Common Stock.

(c)           Due Authorization.  All corporate actions on the part of the Company necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under this Agreement and the authorization, issuance, reservation for issuance and delivery of all of the Purchased Securities being sold under this Agreement have been taken, no further consent or authorization of the Company or the Board of Directors or its stockholders is required, and this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(d)           Valid Issuance of Purchased Securities.

(i)            Purchased Securities.  The Purchased Securities will be, upon payment therefor by the Purchaser in accordance with this Agreement, duly authorized, validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issue thereof.

(ii)           Compliance with Securities Laws.  Subject to the accuracy of the representations made by the Purchaser in Section 4 hereof, the Purchased Securities  will be issued to the Purchaser in compliance with applicable exemptions from (A) the registration and prospectus delivery requirements of the Securities Act and (B) the registration and qualification requirements of applicable securities laws of the states of the United States.

(e)           Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any federal, state or local governmental authority or self regulatory agency on the part of the Company is required in connection with the issuance of the Purchased Securities to the Purchaser, or the consummation of the other transactions contemplated by this Agreement, except (i) such filings as have been made prior to the date hereof, (ii) the filing of a notification form with the Nasdaq Global Market (“Nasdaq”) and (iii) such additional post-Closing filings as may be required to comply with applicable state and federal securities laws and the listing requirements of Nasdaq.

(f)            Non-Contravention.  The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby (including issuance of the Purchased Securities), do not (i) contravene or conflict with the Certificate of Incorporation (the “Certificate of Incorporation”) or Bylaws (the “Bylaws”) of the Company; (ii) constitute a violation in any material respect of any provision of any federal, state, local or foreign law, rule, regulation, order or decree applicable to the Company; or (iii) constitute a default or require any consent under, give rise to any right of termination, cancellation or acceleration of, or to a loss of any material benefit to which the

Company is entitled under, or result in the creation or imposition of any lien, claim or encumbrance on any assets of the Company under, any material contract to which the Company is a party or any material permit, license or similar right relating to the Company or by which the Company may be bound or affected.

(g)           Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or, to the Company’s knowledge, threatened in writing that seeks to prevent, enjoin, alter, challenge or delay the transactions contemplated by this Agreement (including the issuance of the Purchased Securities).

(h)           Compliance with Law and Charter Documents.  The Company is not in violation or default of any provisions of the Certificate of Incorporation or the Bylaws.

(i)            SEC Documents.

(1)           Reports.  The Company has filed in a timely manner all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.  The Company has filed on the SEC’s EDGAR system, prior to the date hereof, its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “Form 10-K”), its quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006, and September 30, 2006 (the “Form 10-Qs”), its Proxy Statement for its Annual Meeting of Stockholders held on May 18, 2006 (the “Proxy Statement”), and any Current Reports on Form 8-K (“Form 8-Ks”) required to be filed by the Company with the SEC for events occurring since January 1, 2006 and prior to the date of this Agreement (the Form 10-K, Form 10-Qs, Proxy Statement and Form 8-Ks are collectively referred to herein as the “SEC Documents”).  Each SEC Document, as of its date (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.  Each SEC Document, as it may have been subsequently amended by filings made by the Company with the SEC prior to the date hereof, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document.  As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and published rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied in the United States (“GAAP”), during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), correspond to the books and records of the Company and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended.  The Company has not been required to file prior to the date hereof any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date of this Agreement and to which the Company is a party or by which the Company is bound which has not been previously filed as an exhibit to the SEC Documents.

The Company has no reason to believe that its independent auditors will withhold their consent to the inclusion of their audit opinion concerning the Company’s financial statements that shall be included in a Registration Statement pursuant to this Agreement.

(2)           Sarbanes-Oxley.  The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.  Such certifications contain no exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy of such certifications.  The Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations issued thereunder by the SEC.

(j)            Absence of Certain Changes Since the Balance Sheet Date.  Since September 30, 2006, except for the transactions contemplated hereby and by the Termination Agreement, there has not been:

(i)            any declaration, setting aside or payment of any dividend or other distribution of the assets of the Company with respect to any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company of any outstanding shares of the Company’s capital stock;

(ii)           any damage, destruction or insurable loss, whether or not covered by insurance, except for such occurrences, individually and collectively, that have not had, and would not reasonably be expected to have, a Material Adverse Effect; or

(iii)          any waiver by the Company of a valuable right or of a material debt owed to it, except for such waivers, individually and collectively, that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(k)           Registration Rights.  The Company is not subject to any agreement providing any person or entity any rights (including piggyback registration rights) that have not been waived to have any securities of the Company included in the Registration Statement (as defined in Section 5(a)(ii)).

(l)            General Solicitation.  Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Purchased Securities.

(m)          No Integrated Offering.  Neither the Company, nor any affiliate of the Company, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Purchased Securities to be integrated with prior offerings by the Company for purposes of the Securities Act, or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the Nasdaq, nor will the

Company take any action or steps that would cause the offering of the Purchased Shares to be integrated with other offerings.

(n)           Nasdaq Listing Matters.  The Common Stock of the Company is quoted on Nasdaq under the ticker symbol “DYAX.”  The Company has not received any notice that it is not in compliance with the listing or maintenance requirements of Nasdaq.  Subject to the Company notifying Nasdaq of the Purchased Securities as a “Listing of Additional Shares”, the issuance and sale of the Purchased Securities under this Agreement does not contravene the rules and regulations of Nasdaq.

(o)           Investment Company.  The Company is not now, and after the sale of the Purchased Securities under this Agreement will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(p)           Brokers.  The Company has not engaged any brokers, finders or agents, or incurred, or will incur, directly or indirectly, any liability for brokerage or finder’s fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

4.             REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.  The Purchaser hereby represents and warrants to the Company:

(a)           Organization Good Standing and Qualification.  The Purchaser has the requisite corporate power and authority required to enter into this Agreement and to consummate the transactions contemplated hereby.

(b)           Authorization.  The execution of this Agreement has been duly authorized by all necessary corporate action on the part of the Purchaser.  This Agreement constitutes the Purchaser’s legal, valid and binding obligation, enforceable in accordance with its terms.

(c)           Litigation.  There is no action pending, or, to its knowledge threatened in writing, that seeks to prevent, enjoin, alter, challenge or delay the transactions contemplated by this Agreement.

(d)           Purchase for own Account.  The Purchased Securities are being acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, without prejudice, however, to such Purchaser’s right at all times to sell or otherwise dispose of all or any part of such securities in compliance with applicable federal and state securities laws and as otherwise contemplated by this Agreement.  The Purchaser represents that it has not been formed for the specific purpose of acquiring the Purchased Securities.

(e)           Investment Experience.  The Purchaser has experience as an investor in securities of companies and acknowledges that it can bear the economic risk of its investment in the Purchased Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Purchased Securities.

(f)            Accredited Investor Status.  The Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(g)           Receipt of Information.  The Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance and sale of the Purchased Securities and the business, properties, and financial condition of the Company.  Neither such inquiries nor any other investigation conducted by or on behalf of the Purchaser or its representatives or counsel shall modify, amend or affect the Purchaser’s right to rely on the truth, accuracy and completeness of such information and the Company’s representations and warranties contained in this Agreement.

(h)           Restricted Securities.  The Purchaser understands that the Purchased Securities have not been registered under the Securities Act and will not sell, assign, or transfer any of the Purchased Securities unless (i) pursuant to an effective registration statement under the Securities Act, (ii) the Purchaser provides the Company with evidence reasonably satisfactory to the Company to the effect that a sale, assignment or transfer of the Purchased Securities may be made without registration under the Securities Act and the transferee agrees to be bound by the terms and conditions of this Agreement, or (iii) the Purchaser provides the Company with reasonable assurances (in the form of standard representation letters) and an opinion of counsel in form and substance reasonably satisfactory to the Company that the Purchased Shares can be sold pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”).  Upon satisfaction of the foregoing to the Company’s reasonable satisfaction, the Purchaser may transfer the Purchased Securities.

(i)            Legends.  The Purchaser agrees that the Certificates for the Purchased Securities shall bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY EVIDENCE REASONABLY ACCEPTABLE TO THE COMPANY TO SUCH EFFECT.”

The Company shall use its best efforts to cause its counsel to issue a legal opinion to the Company’s transfer agent promptly to effect the removal of such legend after (i) the date on which the Registration Statement is declared effective (the “Effective Date”) and (ii) the receipt of a request from the Purchaser that it is selling any or all of the Purchased Securities pursuant to and in accordance with the Registration Statement.  A new certificate representing any Purchased Securities not so sold should continue to bear the legend.

5.             REGISTRATION; COMPLIANCE WITH THE SECURITIES ACT.

(a)           Registration of the Purchased Securities.  The Company hereby agrees that it shall:

(i)            prepare and file with the SEC as soon as practicable and in no event later than sixty (60) days following the Closing, a registration statement (the “Registration Statement”), to enable the resale of the Purchased Securities (together with any securities issued as a dividend or other distribution with respect to, or in exchange for, or in replacement of, the Purchased Securities, the “Registrable Shares”) by the Purchaser from time to time and use commercially reasonable efforts to cause such Registration Statement to be declared effective, within ninety (90) days following the Closing Date or, in the event of a review of the Registration Statement by the SEC, within one hundred fifty (150) days following the Closing Date, and, subject to exceptions provided herein, to remain continuously effective until the earlier of (A) the second anniversary of the Closing Date, (B) the date on which all Registrable Shares purchased by the Purchaser pursuant to this Agreement have been sold thereunder, or (C) the date on which the Registrable Shares can be sold pursuant to Rule 144(k) promulgated under the Securities Act (the “Registration Period”).  In the event that the Company does not meet the requirements for the use of Form S-3, the Company shall use such other form as is available for such a registration, and shall convert such other form to Form S-3, or file a replacement registration statement on Form S-3, promptly after the first date on which it meets such requirements;

(ii)           prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the Prospectus (as defined below) used in connection therewith as may be necessary to keep the Registration Statement effective at all times until the end of the Registration Period;

(iii)          furnish to the Purchaser sufficient copies of each final Prospectus (as defined below, and including any supplement or amendment thereto) in order to facilitate the public sale or other disposition of all or any of the Registrable Shares by the Purchaser;

(iv)          promptly notify the Purchaser when the Registration Statement has been declared effective;

(v)           promptly notify the Purchaser in writing of the existence of any fact or the happening of any event, during the Registration Period (but not as to the substance of any such fact or event), that makes any statement of a material fact made in the Registration Statement, the Prospectus, any amendment or supplement thereto, or any document incorporated by reference therein untrue, or that requires the making of any additions to or changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading (provided, however, that no notice by the Company shall be required pursuant to this subsection (vi) in the event that the Company either contemporaneously files a prospectus supplement to update the Prospectus or a Form 8-K or other appropriate Exchange Act report that is incorporated by reference into the Registration Statement, which, in either case, contains the requisite information with respect to such material event that results in such Registration Statement no longer containing any such untrue or misleading statements);

(vi)          furnish to the Purchaser from the date of this Agreement until the end of the Registration Period, copies of its periodic reports filed with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder, if any such reports are not filed with the SEC in an electronic, publicly available form;

(vii)         bear all expenses in connection with the procedures described in paragraphs (i) through (vii) of this Section 5(a) and the registration of the Registrable Shares pursuant to the Registration Statement other than underwriting discounts, brokerage fees and commissions incurred by the Purchaser, if any.

(b)           If for any reason prior to the expiration of the Registration Period a Registration Statement required to be filed pursuant to Section 5(a) ceases to be effective or fails to cover all of the Purchased Shares required to be covered by such Registration Statement, the Purchaser may subsequently demand registration pursuant to the terms of and within the time frames set forth in Section 5(a)(ii) above by providing written demand registration notice to the Company (including a registration on Form S-1 to the extent the Company is not eligible to use any short form registration in connection with such demand, a “Demand Registration”).  Upon receipt of such demand registration notice, the Company shall comply with its registration obligations as defined in Sections 5(a)(ii)-(viii) above.  The filing deadline and effectiveness deadline with respect to any Demand Registration will be those dates which are forty-five (45) days and one hundred thirty five (135) days after the date that the Demand Registration notice is delivered to the Company.

(c)           Transfer of Registrable Shares After Registration; Suspension.

(i)            In the event of:  (A) any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (B) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (C) the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Shares for sale in any jurisdiction or the initiation of any proceeding for such purpose, or (D) any event or circumstance which necessitates the making of any changes in the Registration Statement or Prospectus, or any document incorporated or deemed to be incorporated therein by reference, so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, then the Company shall deliver a certificate in writing to the Purchaser (the “Suspension Notice”) to the effect of the foregoing (which notice will not disclose the content of any material non-public information and will indicate the date of the beginning and end of the intended period of suspension, if known), and, upon receipt of such Suspension Notice, the Purchaser will discontinue disposition of Registrable Shares covered by the Registration Statement or Prospectus (a “Suspension”) until the Purchaser’s receipt of copies of a supplemented or amended Prospectus prepared and filed by the Company, or until the Purchaser is advised in writing by the Company that the current Prospectus may be used, and have received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in any such prospectus.  In the event of any Suspension, the Company will use its best efforts to cause the use of the Prospectus so suspended to be resumed as soon as possible after delivery of a Suspension Notice to the Purchaser.

(ii)           The Company will cooperate to facilitate the timely preparation and delivery of certificates representing Registrable Shares sold.

(d)           Indemnification.  For the purpose of this Section 5(f), the term “Registration Statement” shall include any preliminary or final Prospectus, exhibit, supplement or amendment included in or relating to the Registration Statement referred to in Section 5(a).

(i)            Indemnification by the Company. The Company will, and hereby does, indemnify, hold harmless and defend the Purchaser, its directors, officers, partners, employees, agents, representatives of, and each Person, if any, who controls the Purchaser within the meaning of the Securities Act or the Exchange Act (each, an “Purchaser Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, attorneys’ fees, amounts paid in settlement or reasonable expenses, joint or several, (collectively, “Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not an indemnified party is or may be a party thereto (“Indemnified Damages”), to which any of them may become subject insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon:

(1)           any untrue statement or alleged untrue statement of a material fact in a Registration Statement or any post-effective amendment thereto or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading;

(2)           any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the Effective Date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading;

(3)           any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any other securities law, or any rule or regulation thereunder relating to the offer or sale of the Purchased Shares pursuant to a Registration Statement (the matters in the foregoing clauses (1) through (3) being, collectively, “Violations”).

Subject to subsection (d)(iii) below, the Company shall reimburse the Purchaser and each of its controlling persons, promptly as such expenses are incurred and are due and payable, for any legal fees or disbursements or other expenses incurred by them in connection with investigating or defending any such Claim.  Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this subsection (d)(i): (A) shall not apply to a Claim by a Purchaser Indemnified Person arising out of or based upon a Violation which occurs in reliance upon and in conformity with information regarding the Purchaser furnished in writing to the Company by the Purchaser expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Purchaser Indemnified Person and shall survive the transfer of the Registrable Securities by the Purchaser in accordance with this Agreement.

(ii)           Indemnification by the Purchaser.    The Purchaser agrees to severally and not jointly indemnify, hold harmless and defend, to the same extent and in the same manner as is set forth in subsection subsection (d)(i) above, the Company, each of its directors, each of its officers who signs the Registration Statement, each of the Company’s agents or representatives, and each Person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act (each a “Company Indemnified Party”), against any Claim or Indemnified Damages to which any of them may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Claim or Indemnified Damages arise out of or are based upon any Violation, in each case to the extent, and only to the extent, that such Violation occurs in reliance upon and in conformity with written information regarding the Purchaser furnished to the Company by the Purchaser specifically for use in connection with such Registration Statement; provided, however, that the indemnity agreement contained in this subsection (d)(ii) and the agreement with respect to contribution set forth below shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Purchaser, which consent shall not be unreasonably withheld or delayed; provided, further, however, that the Purchaser shall be liable under this subsection (d)(ii) for only that amount of a Claim or Indemnified Damages as does not exceed the net proceeds to the Purchaser as a result of the sale of the Purchased Shares pursuant to the Registration Statement giving rise to such liability.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Company Indemnified Party and shall survive the transfer of the Registrable Securities by the Purchaser pursuant to this Agreement.  Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this subsection (d)(ii) with respect to any prospectus shall not inure to the benefit of any Company Indemnified Party if the untrue statement or omission of material fact contained in the prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented.

(iii)          Indemnification Procedure.  Promptly after receipt by a Purchaser Indemnified Person or Company Indemnified Party under this subsection (d) of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Claim, such Purchaser Indemnified Person or Company Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this subsection (d), deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Purchaser Indemnified Person or the Company Indemnified Party, as the case may be; provided, however, that a Purchaser Indemnified Person or Company Indemnified Party shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for all Purchaser Indemnified Persons or Company Indemnified Parties, respectively, to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Purchaser Indemnified Persons or Company Indemnified Parties and the indemnifying party would be inappropriate due to actual or potential conflicting interests between such Purchaser Indemnified Person or Company Indemnified Party and any other party represented by such counsel in such proceeding.  The Company Indemnified Party or Purchaser Indemnified Person shall cooperate with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Company Indemnified Party or Purchaser Indemnified Person which relates to such action or claim.  The indemnifying party shall keep the Company Indemnified Party or Purchaser Indemnified Person apprised as to the status of the defense or any settlement negotiations with respect thereto.  No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, which consent shall not be unreasonably withheld.  No indemnifying party shall, without the prior written consent of the Company Indemnified Party or Purchaser Indemnified Person, consent to entry of any judgment or enter into any settlement or other compromise which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Company Indemnified Party or Purchaser Indemnified Person of a release from all liability in respect of such claim or litigation, (ii) requires any admission of wrongdoing by the Company Indemnified Party or Purchaser Indemnified Party or (iii) obligates or requires a Company Indemnified Party or Purchaser Indemnified Party to take, or refrain from taking, any action.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Purchaser Indemnified Person or Company Indemnified Party under this subsection (d), except to the extent that the indemnifying party is materially prejudiced in its ability to defend such action.

(iv)          Payments.  The indemnification required by this subsection (d) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Indemnified Damages are incurred.  The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar right of the Company Indemnified Party or Purchaser Indemnified Person against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

(v)           Contribution.  If for any reason the indemnification provided for in this subsection (d) is unavailable to a Company Indemnified Party or a Purchaser Indemnified Party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the Company Indemnified Party or the Purchaser Indemnified Party, as applicable, as a result of Claims in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations.  No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation.  In no event shall the contribution obligation of a holder of Purchased Shares be greater in amount than the dollar amount of the proceeds (net of all expenses paid by such holder in connection with any claim relating to this subsection (d)(v) and the amount of any damages such holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission) received by it upon the sale of the Purchased Shares giving rise to such contribution obligation.

(e)           Rule 144 Information.  For so long as the Registration Period continues, the Company shall file in a timely manner all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder and shall take such further action to the extent required to enable the Purchaser to sell the Purchased Shares pursuant to Rule 144 under the Securities Act (as such rule may be amended from time to time).

6.             COVENANT OF PURCHASER.    The Purchaser covenants and agrees to vote, directly or by delivery of a proxy, at each meeting of stockholders of the Company all Shares it beneficially owns as of the record date for such meeting, and to vote or cause such proxies to vote such Shares as closely as possible in accordance with the division of the votes cast by all other shares of Common Stock for which votes are cast on each matter properly brought before such meeting, thereby increasing the number of shares voted at such meeting but not changing the division of votes cast for and against any such matter.  In furtherance of this covenant, the Purchaser agrees to deliver a proxy in such form as the Company may reasonably request with respect to the Shares the Purchaser then beneficially owns.  Notwithstanding anything in this Agreement to the contrary, the covenants of the Purchaser pursuant to this Section 6 shall terminate and be of no further force and effect at such time as the Purchaser ceases to hold at least twenty percent (20%) of the Shares.

7.             MISCELLANEOUS.

(a)           Successors and Assigns.  The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties.  The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser.  The Purchaser may assign its rights under this Agreement to any person to whom the Purchaser assigns or transfers any Purchased Securities, provided that such transferee agrees in writing to be bound by the terms and provisions of this Agreement, and such transfer is in compliance with the terms and provisions of this Agreement and permitted by federal and state securities laws.

(b)           Governing Law.  This Agreement will be governed by and construed and enforced under the internal laws of the State of Delaware, without reference to principles of conflict of laws or choice of laws.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(c)           Survival.  The representations and warranties of the Company and the Purchaser contained in Sections 3 and 4 of this Agreement shall survive the Closing.

(d)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(e)           Headings.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto, all of which exhibits and schedules are incorporated herein by reference.

(f)            Amendments and Waivers. This Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of the Company and the Purchaser.

(g)           Severability.  If any provision of this Agreement is held to be unenforceable under applicable law, such provision will be excluded from this Agreement and the balance of the Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

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* * *

IN WITNESS WHEREOF, the parties hereto have executed this Securities Sale Agreement as of the date and year first above written.

DYAX CORP.

By:	/s/ Henry E. Blair
Name: Henry E. Blair
Title: Chairman and CEO

GENZYME CORPORATION

By:	/s/ Michael S. Wyzga
Name: Michael S. Wyzga
Title: Executive Vice President
and Chief Financial Officer